Exhibit 99.1

Horizon Pharma Announces Agreement to Acquire U.S. Rights to VIMOVO® and Provides 2014 Guidance

Horizon to Host Conference Call / Webcast Today at 8:00 a.m. EST

DEERFIELD, IL. – November 19, 2013 – Horizon Pharma, Inc. (NASDAQ: HZNP) today announced that it has entered into an agreement to acquire from AstraZeneca AB the U.S. rights to VIMOVO® (naproxen/esomeprazole magnesium) delayed-release tablets, further expanding Horizon’s focus on key primary care physician targets in the U.S. VIMOVO is approved in the U.S. to relieve the signs and symptoms of osteoarthritis, rheumatoid arthritis and ankylosing spondylitis and to decrease the risk of stomach (gastric) ulcers in patients at risk of developing stomach ulcers from treatment with NSAIDs. AstraZeneca will retain ex-U.S. rights to VIMOVO.

“The acquisition of VIMOVO is a major step forward in our strategy to leverage our business model and maximize our commercial infrastructure and we expect it to create significant value for our shareholders,” stated Timothy P. Walbert, chairman, president and chief executive officer of Horizon. “We anticipate that this transaction will significantly increase our revenues and accelerate the Company to profitable operations.”

Expected Benefits of Transaction

•	Leverages the Company’s existing commercial infrastructure.

•	Expected to accelerate the Company’s time to profitability.

•	Expected to be accretive to non GAAP net income in 2014.

Full-year 2014 Guidance

•	The Company expects 2014 full-year net revenue of $190 to $205 million.

•	The Company expects to be profitable in 2014 on a non GAAP basis, based on Horizon’s prior GAAP to non GAAP reconciliation practice.

•	The Company expects that existing cash at September 30, 2013, of $58.7 million, along with the net proceeds from an offering of convertible senior unsecured notes of approximately $19.7 million, will fund it to cash flow positive operations.

Transaction Details

•	The Company will make a one-time upfront payment of $35 million to AstraZeneca for the U.S. rights to VIMOVO and will pay a 10% royalty on net sales to Pozen, subject to annual minimum royalties of $5 million in 2014 and $7.5 million each year thereafter, provided that the patents owned by Pozen which cover VIMOVO remain in effect and no generic forms of VIMOVO are on the market.

•	For the remainder of the fourth quarter of 2013, AstraZeneca will continue to distribute and book revenues for VIMOVO and Horizon will receive any related net profits from AstraZeneca.

Operational Plan

•	The Company expects to begin sales of VIMOVO early in the first quarter of 2014.

•	The Company plans to expand its primary care sales force from 150 representatives to approximately 250 sales representatives, with representatives promoting DUEXIS® and VIMOVO to specific targets, with approximately 30% overlap in targets for both DUEXIS and VIMOVO.

•	The Company will expand its rheumatology specialty sales force from 25 representatives to approximately 40 representatives, with representatives promoting RAYOS® and VIMOVO to rheumatologists.

•	The Company plans to include VIMOVO in the Company’s Prescriptions-Made-Easy™ specialty pharmacy program to ensure patients receive VIMOVO at a reasonable out-of-pocket cost.

•	The Company expects to price VIMOVO in line with DUEXIS and other branded NSAIDs when it begins selling VIMOVO.

•	The Company expects gross-to-net sales deductions of VIMOVO to be between 35% and 40%.

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Advisors

JMP Securities LLC acted as financial advisor and Cooley LLP acted as legal advisor to the Company on the VIMOVO acquisition.

Investor Conference Call / Webcast Information

At 8:00 a.m. Eastern Time today, Horizon’s management will host a live conference call and webcast to provide further information on this announcement.

The live webcast and a replay may be accessed by visiting Horizon’s website at http://ir.horizon-pharma.com. Please connect to the Company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-888-338-8373 (U.S.) or 973-872-3000 (international) to listen to the conference call. The conference ID number for the live call is 13405454. Telephone replay will be available approximately two hours after the call. To access the replay, please call 1-855-859-2056 (U.S.) or 404-537-3406 (international). The conference ID number for the replay is 13405454.

About Horizon Pharma

Horizon Pharma, Inc. is a specialty pharmaceutical company that has developed and is commercializing products to primary care, orthopedic surgeons and rheumatologists. The Company markets DUEXIS® and RAYOS®/LODOTRA® and will market VIMOVO®, which target unmet therapeutic needs in arthritis, pain and inflammatory diseases. The Company’s strategy is to develop, acquire or in-license additional innovative medicines where it can execute a targeted commercial approach among specific target physicians while taking advantage of its commercial strengths and the infrastructure the Company has put in place. For more information, please visit www.horizonpharma.com.

About VIMOVO

VIMOVO® (naproxen / esomeprazole magnesium) is a proprietary fixed-dose combination of delayed-release enteric-coated naproxen, a non-steroidal anti-inflammatory drug (NSAID) and immediate-release esomeprazole, a stomach acid-reducing proton pump inhibitor (PPI), approved for the relief of signs and symptoms of osteoarthritis, rheumatoid arthritis and ankylosing spondylitis and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers. VIMOVO is not recommended for use in children younger than 18 years of age. VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to absorption from other naproxen-containing products. Controlled studies do not extend beyond 6 months. VIMOVO should be used at the lowest dose and for the shortest amount of time as directed by your health care provider.

For Full Prescribing Information see www.VIMOVO.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding the expected acquisition of the U.S. rights to VIMOVO, the anticipated benefits of the acquisition, including potential shareholder value creation and impact on Horizon’s future financial results, Horizon’s plans and expectations with respect to its commercialization of VIMOVO in the United States, including planned increases in its field sales force, and Horizon’s expectations with respect to 2014 revenue and time to profitability. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to risks regarding the closing of the acquisition, Horizon’s ability to commercialize its products successfully, the impact of pricing decisions on product revenues, Horizon’s ability to successfully hire and manage contract sales and marketing personnel, Horizon’s ability to comply with post-approval regulatory requirements, Horizon’s ability to increase revenues to offset increases in expenses as a result of the VIMOVO acquisition, the outcome of on-going and potential future patent litigation with respect to Horizon’s products, including VIMOVO, and Horizon’s ability to satisfy the closing conditions for the VIMOVO acquisition. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s filings with the United States Securities and Exchange Commission, including those factors discussed under

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the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

Contacts

Investors

Robert J. De Vaere

Executive Vice President and Chief Financial Officer

investor-relations@horizonpharma.com

Media

Justin Jackson

Burns McClellan, Inc.

212-213-0006

jjackson@burnsmc.com

Source: Horizon Pharma

520 Lake Cook Road, Suite 520 Deerfield, IL 60015